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                                                                  Exhibit No. 99

                       [LETTERHEAD OF VIDEO UPDATE, INC.]



                  VIDEO UPDATE, INC. RETAINS DELOITTE & TOUCHE
                          AS INDEPENDENT ACCOUNTANTS;
            Fiscal Year End Change to be Effective January 31, 2000


     ST. PAUL, Minn. - (BUSINESS WIRE) - January 28, 1999 - Video Update, Inc. (NASDAQ: VUPDA), an international video chain, announced today that it has retained Deloitte & Touche LLP as its independent accountants. Deloitte & Touche replaces Ernst & Young LLP, the Company's independent accountants for the fiscal year ended April 30, 1998. Deloitte & Touche will assume all auditing functions previously provided by Ernst & Young for the Company. The audit committee of the Company's Board of Directors participated in and approved the Company's decision to retain Deloitte & Touche. In conjunction with the Company's change in independent accountants, the Company also announced that it will delay the change of its fiscal year end until January 31, 2000. The Company had previously announced that it would change its fiscal year end to January 31 effective 1999.

     The Company's Chairman and CEO, Daniel A. Potter, stated: "We are pleased to have Deloitte & Touche on board. The firm has a solid reputation and a substantial degree of expertise in the retail industry. We look forward to beginning our relationship with Deloitte & Touche as we approach the new millennium."

     Video Update, Inc. is an international video retail chain with 729 video specialty stores in North America of which 663 are corporately owned and 66 are franchised as of January 22, 1999. These stores are located in thirty-two states in the United States and five provinces in Canada.







CONTACT: Video Update, Inc.
Daniel A. Potter, Chief Executive Officer
Dale E. Lauwagie, Chief Financial Officer
Phone: 651-312-2222